EX-FILING FEES

Calculation of Filing Fee

FORM S-8

(Form Type)

Methode Electronics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.50 par value per share	Rule 457(c) and Rule 457(h)	5,550,000	$39.22 (2)	$217,671,000	$0.0000927	$20,178
Total Offering Amounts					$217,671,000		$20,178
Total Fee Offsets							––(3)
Net Fee Due							$20,178

(1)This Registration Statement on Form S-8 relates to shares of common stock, $0.50 per value per share (“Common Stock”) of Methode Electronics, Inc. (the “Registrant”) reserved for issuance under the Registrant’s 2022 Omnibus Incentive Plan (the “2022 Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of Common Stock that become issuable under the 2022 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the Registrant’s registration fee on the basis of $39.22 per share, which is the average of the high and low prices of Common Stock, as reported on the New York Stock Exchange on September 13, 2022.

(3)The Registrant does not have any fee offsets.